Exhibit 10.05

CONSULTING SERVICES AGREEMENT

DAYBREAK MINES, INC. AND ERIC L. MOE

This Agreement is made effective the 1st day of March 2005, between DayBreak Mines, Inc. (the “Company”) and Eric L. Moe (the “Consultant”) located at 8305 North Colton Place, Spokane, WA. 99208

WHEREAS, the Company desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant’s experience, skills, abilities, knowledge and background to facilitate long range strategic planning and to advise the Company in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

WHEREAS, the Consultant agrees to be engaged and retained by the Company and upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and suffiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Engagement

The Company hereby engages the Consultant on a non exclusive basis, and the Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the directors and officers of the Company regarding general financial and business matters, including but not limited to:

A.	mergers and acquisitions;

B.	due diligence studies, reorganizations, divestitures;

C.	capital structures, banking methods and systems;

D.
periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business.

E.	guidance and assistance in available alternatives for accounts receivable financing and/or other asset financing;

F.	DTC/volume/transfer record analysis; and

G.	investor relations assisting with broker information services.

It shall be expressly understood that Consultant shall have no power to bind the Company to any contract or obligation or to transact any business in the Company’s name or on behalf of the Company in any manner.

2.	Term

The term of this Agreement shall commence on the date hereof and continue for twelve (12) months. The Agreement may be extended upon agreement by both parties.

3.	Compensation and fees

The Company shall pay to the to Consultant:

a)	a monthly salary of $2000.00 for 12 months payable by the 25th of each month.

b)
the Consultant will receive 500,000 shares of restricted stock for the first year of service. The shares will have the standard piggyback registration rights, which shall be subject to reasonable restrictions (such as lock-ups and pro-rata cut backs in the amount of shares to be registered) at the request of either the Company or any underwriter or placement agent whom the Company has engaged.

All Securities shall be issued to the Consultant in accordance with an applicable exemption from registration or, at the option of the Company, pursuant to a valid registration statement. Unless and until such securities are registered by the Company or an applicable exemption to registration is available (such as safe harbor provided by Rule 144) the Consultant will not sell or transfer the securities.

4.	Exclusivity, Performance and Confidentiality

The services of the Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of the Company. The Consultant shall be required to expend only such time as is necessary to service the Company in a commercially reasonable manner. The Consultant acknowledges and agrees that confidential and valuable information proprietary to the Company and obtained during its engagement by the Company shall not be directly or indirectly, disclosed without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

5.	Independent Contractor

In its performance hereunder, the Consultant and its agents shall be independent contractors. The Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of the Consultant and shall not be subject to the control or supervision of the Company, except as to the results of the work or the extent necessary for the Company to verify the Consultant’s compliance with applicable laws and regulations to which the Company may be subject.  The Company acknowledges that nothing in this Agreement shall be construed to require the Consultant to provide services to the Company at any specific time, or in any specific place or manner.

6.	Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.	Complete Agreement

No supplement, modification or amendment of the Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

8.	General Provisions

A.
This Agreement shall in all respects be interpreted, enforced and governed under the laws of State of Washington. The language and all parts of this Agreement shall be in all cases construed as a whole and not strictly for or against any individual party.

B.
Any dispute arising under in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration may be conducted in person, by telephone or online as agreed by all parties. The arbitration shall be binding on the parties and the arbitration award may be confirmed by ant court of competent jurisdiction.

9.	Counterparts and Telefacsimile

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective the 1st day of March 2005.

DayBreak Mines, Inc.

/s/ Robert Martin	/s/ Eric L. Moe

Robert Martin, President	Eric L. Moe

Date: 3/01/05	Date: 3/01/05